Exhibit 10.13
ASSIGNMENT AND AMENDMENT AGREEMENT
          This ASSIGNMENT AND AMENDMENT AGREEMENT (this “Agreement”), by and among Quest Resource Corporation (“QRC”), PostRock Energy Corporation (“PostRock”), and Jack T. Collins (“Employee”), effective as of the date of the consummation of the transactions contemplated by the Agreement and Plan of Merger dated July 2, 2009, among PostRock, QRC, Quest Midstream Partners, L.P., QuestEnergy Partners, L.P., Quest Midstream GP, LLC, Quest Energy GP, LLC, Quest Resource Acquisition Corp., Quest Energy Acquisition, LLC, and Quest Midstream Acquisition, LLC, as amended (the “Effective Date”) (such transactions collectively, the “Recombination”), is an amendment to, and assignment of, that certain Employment Agreement by and between QRC and Employee dated December 3, 2007 and thereafter amended (the “Employment Agreement”).
RECITALS
          WHEREAS, QRC and Employee have previously entered into the Employment Agreement to provide for terms and conditions of Employee’s employment by QRC;
          WHEREAS, in connection with the Recombination, QRC shall be a wholly-owned subsidiary of PostRock and shall be renamed PostRock Energy Service Corporation;
          WHEREAS, QRC, PostRock and Employee desire that Employee should continue to be employed by PostRock on substantially the same terms as currently provided in the Employment Agreement;
          WHEREAS, QRC, PostRock, and Employee desire to assign the Employment Agreement to PostRock and desire to amend the Employment Agreement to reflect such assignment.
          NOW, THEREFORE, the parties hereby agree to amend and assign the Employment Agreement, effective as of the Effective Date, as follows:

I. ASSIGNMENT
          QRC hereby assigns to PostRock, and PostRock hereby assumes, all rights, obligations and liabilities of QRC under the Employment Agreement, and Employee acknowledges and consents to such assignment and assumption.
II. AMENDMENTS
          1. The Recital in the Employment Agreement is hereby amended to replace the phrase “QUEST RESOURCE CORPORATION (the ‘Company’)” with “POSTROCK ENERGY CORPORATION (the ‘Company’).”
          2. The second sentence of Section 1(a) of the Employment Agreement is hereby amended to read as follows:
“Employee will serve as Executive Vice President Finance/Corporate Development of the Company.”
          3. Section 1(b) of the Employment Agreement is hereby amended to read as follows:
          “b. Duties. Employee agrees that so long as he is employed pursuant to this Agreement, he will: (i) to the satisfaction of the Company, devote his best efforts and his entire business time to further properly the interests of the Company and its subsidiaries (together, the ‘Company Group’); (ii) at all times be subject to the direction and control of the Chief Executive Officer of the Company with respect to his activities on behalf of the Company Group; (iii) comply with all rules, orders and regulations of the Company and all statutes, regulations, interpretive rulings and other enactments to which the Company is subject; (iv) truthfully and accurately maintain and preserve such records and make all reports as the Company may require; and (v) fully account for all Company Group monies which he may from time to time have custody over and deliver the same to the Company whenever and however directed to do so.”
          4. The second and third sentences of Section 2(b) of the Employment Agreement are hereby amended to read as follows:
“Employee’s actual bonus level will be contingent upon the achievement of predetermined financial results and the Board’s (and/or Compensation Committee’s) approval thereof, including approval of any components based on the Company, the Company Group or individual performance. Employee acknowledges that actual payouts under the plan may be more or less than Employee’s target level based on performance as compared to Company Group, Company and Employee’s individual objectives.”

          5. Clause (iv) of the second sentence of Section 5(b) of the Employment Agreement is hereby amended to read as follows:
“(iv) Employee no longer being the Executive Vice President Finance/Corporate Development of the Company;”
          6. QRC, PostRock and Employee hereby acknowledge and agree that none of the consummation of the transactions in the Recombination or the actions contemplated thereby nor the assignment of the Employment Agreement constitutes “Good Reason” under the Employment Agreement.
          7. All references to “the Company” in the second, fourth and sixth clauses of the third sentence of Section 6(b) (which is incorrectly labeled 6(a)) of the Employment Agreement are hereby amended to refer to “the Company Group.”
          8. Section 6 of the Employment Agreement is hereby amended by adding a new subsection (d) thereto which shall read as follows:
     “d. Employee’s Separation from Service. For the avoidance of doubt, termination of employment for purposes of this Agreement shall not be deemed to have occurred until Employee has terminated employment with the Company and all members of the Company Group, for so long as such entities are considered a single service recipient for purposes of determining whether a ‘separation from service’ has occurred under § 409A.”
          9. The address of the Company in Section 7 of the Employment Agreement is hereby amended to read as follows:
PostRock Energy Corporation
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
Attention: Chief Executive Officer
cc: Chairman of the Board of Directors
Facsimile: (405) 488-1156
          10. All references to “the Company” in Section 8 (Company Property), Section 9 (Intellectual Property), Section 14 (Conflicts of Interest), Section 15 (Confidentiality; Restrictive Covenants) of the Employment Agreement are hereby amended to refer to “the Company Group.”

          11. Section 23 of the Employment Agreement is hereby amended to be Section 25, and all subsequent sections are renumbered and the references thereto are hereby amended accordingly, and the Employment Agreement is hereby amended by adding the following new Section 23 and Section 24 thereto which shall read as follows:
     “23. Release. Employee shall forfeit the Severance Pay, pro rata bonus, and reimbursement of COBRA insurance premiums described in Section 5(b) and Section 6(a) hereof if he has not signed and returned to the Company an agreement containing a release of claims against the Company, in a form substantially similar to that included in Exhibit A, attached hereto and incorporated herein, within twenty-one (21) days following the date of Employee’s termination of employment with the Company, without subsequent revocation of the release during the seven-day period following his execution of the release. In addition, Employee shall forfeit all unpaid Severance Pay, pro rata bonus, and reimbursement of COBRA insurance premiums described in the applicable of Section 5(b) or Section 6(a) immediately on the first date the Board determines, in its sole discretion, that Employee has violated or threatened to violate Section 15.
     24. Section 409A. It is the intent of the parties that the benefits under this Agreement comply with or be exempt from § 409A and the Treasury regulations and guidance issued thereunder. Accordingly, the parties intend that the provisions of this Agreement be interpreted and operated consistent with such requirements of § 409A in order to avoid the application of additive taxes under § 409A to the extent reasonably practicable. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not be amended in any manner that would cause: (i) this Agreement or any amounts or benefits payable hereunder to fail to comply with the requirements of § 409A, to the extent applicable; or (ii) any amounts or benefits payable hereunder that are not subject to § 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Agreement.
     If Employee is a ‘Specified Employee’ (as defined under § 409A) as of the date of his ‘Separation from Service’ (as defined under § 409A) as determined by the Company, and any stock of the Company is publicly traded on an established securities market or otherwise, the payment of any amount under this Agreement on account of his Separation from Service that is deferred compensation subject to the provisions of § 409A and not otherwise excluded from § 409A, shall not be paid until the later of the first business day that is six months after the date after Employee’s Separation from Service or the date the payment is otherwise payable under this Agreement (the ‘Delay Period’). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 24 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, without interest, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (i) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits, during Employee’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) the reimbursement of an eligible expense shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.”
          12. Except as amended and assigned above, the Employment Agreement remains in full force and effect.

          IN WITNESS WHEREOF, Quest Resource Corporation and PostRock Energy Corporation have caused this Agreement to be executed by their duly authorized officers and Employee has signed this Agreement, on March 5, 2010, but effective as of the Effective Date.

QUEST RESOURCE CORPORATION

By:	/s/ David Lawler

Name: David Lawler
Title: President and Chief Executive Officer

POSTROCK ENERGY CORPORATION

By:	/s/ Gary Pittman

Name: Gary Pittman
Title: Chairman of the Board

EMPLOYEE

/s/ Jack T. Collins

Jack T. Collins
Signature page to Collins Employment Agreement Amendment